Exhibit 99.1

KMG Chemicals, Inc.

FOR IMMEDIATE RELEASE

KMG CHEMICALS COMPLETES $6 MILLION PRIVATE EQUITY PLACEMENT

HOUSTON, TX – April 21, 2005 – KMG Chemicals, Inc. (NASDAQ:KMGB), a global provider of specialty chemicals in carefully focused markets, today announced that the Company completed a $6.0 million private equity placement.

Tontine Capital Partners, L.P., an institutional investor based in Greenwich, CT, invested $5.0 million in KMG, while Terrier Partners L.P., a New York City-based fund that has taken significant positions in peer companies, invested $1.0 million.  Both Tontine and Terrier were shareholders of KMG prior to this transaction.  The transaction consisted of 1.2 million shares of KMG common stock priced at $5.00 per share.

This financing enhances KMG’s capital base and enables the Company to take advantage of the acquisition opportunities available in the marketplace.  Additionally, the transaction represents a key step toward building institutional ownership in the Company’s stock.

David Hatcher, KMG’s Chairman and CEO, stated, “I am delighted that Tontine and Terrier have increased their positions in the Company substantially.  We see it as a vote of confidence in KMG, our business model and the management team.”

Mr. Hatcher continued, “There is no shortage of attractive acquisition opportunities and we fully intend to put this additional capital to work in fairly short order.  We have successfully completed four acquisitions over the past 28 months, and remain very enthusiastic about KMG’s near and long-term growth prospects.”

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets.  The Company grows by acquiring and managing stable chemical product lines and businesses with established production processes.  Its wholly owned subsidiary, KMG Bernuth, Inc. is a global provider of products to the wood treating and agricultural industries.  For more information, visit www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak

Chief Financial Officer

KMG Chemicals, Inc.

713-988-9252 (x.114)

jsobchak@kmgchemicals.com

www.kmgchemicals.com

Investor Relations Counsel:

The Equity Group Inc.

Loren G. Mortman

212-836-9604

Lauren Barbera

212-836-9610

LBarbera@equityny.com

www.theequitygroup.com

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